Exhibit 4.1

Execution Version

FUSION PHARMACEUTICALS INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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	6.3	Employee Shares	24

	6.4	Board Matters	25

	6.5	Board Committees	25

	6.6	Successor Indemnification	25

	6.7	Observer Rights	25

	6.8	Ontario Institute for Cancer Research Intellectual Property Development and Commercialization Agreement	26

	6.9	Defense Production Act of 1950	26

	6.10	CFIUS Filing Cooperation	26

7.	Miscellaneous		27

	7.1	Successors and Assigns	27

	7.2	Termination	27

	7.3	Governing Law	27

	7.4	Currency	27

	7.5	Counterparts	27

	7.6	Titles and Subtitles	28

	7.7	No Strict Construction	28

	7.8	Number and Gender	28

	7.9	Statutory References	28

	7.10	Notices	28

	7.11	Amendments, Waivers and Termination	28

	7.12	Severability	29

	7.13	Aggregation of Shares	29

	7.14	Entire Agreement	29

	7.15	Dispute Resolution	29

	7.16	WAIVER OF JURY TRIAL	29

	7.17	Delays or Omissions	30

	7.18	Acknowledgement Regarding FACIT	30

	7.19	Independent Legal Advice	30

	7.20	Right to Conduct Activities	31

	7.21	Relationship with the Constitution	31

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FUSION PHARMACEUTICALS INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of March 25, 2019, by and among Fusion Pharmaceuticals Inc., a corporation existing under the Canada Business Corporations Act (the “Company”), Fusion Pharmaceuticals (Ireland) Limited, a private company limited by shares governed by the laws of the Republic of Ireland and a subsidiary of the Company (the “Fusion Ireland”), those certain holders of the Company’s Class A Preferred Shares (the “Class A Preferred Shares”) and Class B Preferred Shares (the “Class B Preferred Shares” and, together with the Class A Preferred Shares, the “Class Preferred Shares”) listed on Schedule A (the “Class Preferred Shareholders”) and those certain holders of the Company’s Class A Special Voting Shares (the “Class A Special Voting Shares”) and Class B Special Voting Shares (the “Class B Special Voting Shares” and, together with the Class A Special Voting Shares, the “Special Voting Shares”) listed on Schedule B (the “Special Voting Shareholders”, and together with the Preferred Shareholders and any subsequent shareholders, or any transferees, who become parties hereto pursuant to Sections 4.1 or 7.1, the “Investors”).

RECITALS

WHEREAS the Company and certain of its Shareholders are parties to an Investors’ Rights Agreement made as of February 22, 2017 (the “Prior Agreement”);

WHEREAS certain investors have purchased (i) Class B Preferred Shares from the Company; or (ii) Class B Exchangeable Shares in the capital of Fusion Ireland (the “Class B Exchangeable Shares” and, together with the Class A Exchangeable Shares in the capital of Fusion Ireland, the “Exchangeable Shares” and a corresponding number of Class B Special Voting Shares, pursuant to that certain Subscription Agreement (the “Subscription Agreement”) dated the date of this Agreement (the “Financing”);

AND WHEREAS the Class B Exchangeable Shares are exchangeable (in the manner and subject to the terms and conditions as more particularly specified in that Amended and Restated Share Exchange and Voting Agreement between the Company, Fusion Ireland and, inter alios, the Class B Preferred Exchangeable Shareholders (the “Exchange Agreement”) and the constitution of Fusion Ireland as amended from time to time (the “Constitution”)), as of the date of this Agreement, for an equal number of Class B Preferred Shares (or Voting Common Shares if all outstanding Class B Preferred Shares have been converted to Voting Common Shares), subject to adjustment as provided in, and in accordance with, the Exchange Agreement and the Constitution;

AND WHEREAS, the obligations in the Subscription Agreement are conditioned upon the execution and delivery of this Agreement;

AND WHEREAS, in connection with the consummation of the Financing, the undersigned parties hereby agree that this Agreement shall amend and restate the Prior Agreement to govern the rights of the parties to receive registration rights and certain information from the

Company and to participate in future equity offerings by the Company and Fusion Ireland, and shall govern certain other matters as set forth in this Agreement.

WHEREAS the undersigned parties include (a) the Company, and (b) the Preferred Supermajority (as defined in the Prior Agreement) required to amend and restate the Prior Agreement in the manner contemplated by this Agreement;

AND WHEREAS the Company and the Preferred Supermajority each hereby confirm that the Prior Agreement shall be amended and restated in the manner contemplated by this Agreement;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person (as defined below), (A) any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; (B) in relation to any investment fund or entity: (i) the manager or general partner of such investment fund or entity; (ii) an affiliate of such manager or general partner; (iii) any fund or entity managed by such manager, general partner or an affiliate of such manager or general partner; (iv) any limited partner of such investment fund or entity or of any such fund or entity referred to in (iii); or (iv) any acquiror of all or substantially all of the portfolio assets of such investment fund or entity and shall also mean, in the case of any venture capital, private equity or similar fund that is an Investor, all partners, members, shareholders or other equity holders of any kind of such venture capital, private equity or similar fund, regardless of whether such partners, members, shareholders or other equity owners control such venture capital, private equity or similar fund, and shall also mean, in the case of any venture capital, private equity or similar fund that is an Investor, all partners, members, shareholders or other equity holders of any kind of such venture capital, private equity or similar fund, regardless of whether such partners, members, shareholders or other equity owners control such venture capital, private equity or similar fund.

1.2 “Articles” means the Certificate and Articles of Incorporation of the Company, as amended from time to time.

1.3 “Associate” means, with respect to any natural person: (A) a body corporate, if such natural person beneficially owns, directly or indirectly, voting securities carrying more than 50% of the voting rights attached to all voting securities of such body corporate; (B) a trust or estate for the benefit of such natural person or one or more of such natural person’s Immediate Family Members; (C) a registered retirement savings plan of such natural person; or (D) an Immediate Family Member of such natural person.

1.4 “Board” means the board of directors of the Company.

1.5 “Canadian Resale Instrument” means National Instrument 45-102 or any successor instrument promulgated by the Canadian Securities Administrators.

1.6 “Canadian Securities Laws” means the securities laws of each province and territory of Canada, and the rules, instruments, regulations, notices and policies of each securities commission or other securities regulatory authority in each province or territory in Canada.

1.7 “CFC” means a ‘controlled foreign corporation’ within the meaning of Section 957 of the Code.

1.8 “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

1.9 “Common Shares” means Common Shares in the capital of the Company, issuable in series, of which the first series is designated as “Voting Common Shares” and the second series is designated as “Non-Voting Common Shares”.

1.10 “Competitor” means a Person engaged, directly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the research, development, and commercialization of radiopharmaceutical products and processes for the treatment, prevention, diagnosis, monitoring, control and maintenance of any disease indication or disorder in humans, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 20% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of such Competitor. For greater certainty, no Investor, nor any Affiliate of an Investor, will be considered a Competitor under this Agreement.

1.11 “Control” means: (a) with respect to any corporation, the direct or indirect ownership, beneficially or legally, of voting securities in the capital of such corporation, to which are attached more than 50% of the votes that may be cast to elect the directors of such corporation and such votes are sufficient (if exercised) to elect a majority of the directors; and (b) with respect to a partnership, trust, syndicate or other entity, actual power or authority to manage and direct the affairs of, or direct or indirect ownership of more than 50% of the beneficial interest in such entity, and “Controlled” and “Controlling” shall have a corresponding meaning.

1.12 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the U.S. Securities Act, the U.S. Exchange Act, or other Canadian or U.S. federal, provincial or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus whether contained in any registration statement or otherwise or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the U.S. Securities Act, the U.S. Exchange Act, any Canadian provincial or U.S. state securities law, or any rule or regulation promulgated under the U.S. Securities Act, the U.S. Exchange Act, or any Canadian provincial or U.S. state securities law.

1.13 “Deemed Liquidation Event” has the same meaning as in the Articles.

1.14 “Defaulting Purchaser” has the meaning given to it in the Subscription Agreement.

1.15 “Demand Notice” has the meaning given to it in Section 2.1.

1.16 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Shares, including options and warrants.

1.17 “Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a Subsidiary pursuant to a stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Shares being registered is Common Shares issuable upon conversion of debt securities that are also being registered.

1.18 “Exempted Securities” means: (a) any Exempted Securities (defined in the Articles); or (b) any New Securities issued in any other transaction in which an exemption from the provisions of Section 4.1 is approved by the Board and the Preferred Supermajority.

1.19 “FACIT” means FACIT Inc., a corporation incorporated under the laws of the Province of Ontario.

1.20 “Form S-1” means such form under the U.S. Securities Act as in effect on the date hereof or any successor registration form under the U.S. Securities Act subsequently adopted by the SEC or, if applicable, Form F-1.

1.21 “Form S-3” means such form under the U.S. Securities Act as in effect on the date hereof or any registration form under the U.S. Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC or, if applicable, Form F-3.

1.22 “GAAP” means generally accepted accounting principles in the United States of America.

1.23 “Holder” means any holder of Registrable Securities or Derivative Securities for which Registrable Securities are issuable (directly or indirectly) upon conversion and/or exercise, as applicable, and who is a party to this Agreement.

1.24 “Immediate Family Member” means, with respect to a natural person, a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such natural person.

1.25 “including” (or “includes”) means including (or includes) without limitation.

1.26 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.27 “Investor Majority” means Investors who are not Defaulting Purchasers and hold at least the majority of the votes attached to the then outstanding Registrable Securities, voting together as a single class.

1.28 “IPO” means the Company’s first underwritten public offering of its Common Shares.

1.29 “Major Investor” means an Investor who is not a Defaulting Purchaser and holds, at the applicable time, such number of Preferred Shares that represents at least 5% of the then issued and outstanding Preferred Shares, in the aggregate.

1.30 “New Securities” means, collectively, equity securities in the capital of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.31 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.32 “PFIC” means a ‘passive foreign investment company’ within the meaning of Section 1297 of the Code.

1.33 “Preferred Shareholder” means an Investor who is not a Defaulting Purchaser that holds, at the applicable time, Preferred Shares.

1.34 “Preferred Shares” means, collectively, the Class Preferred Shares and the Special Voting Shares.

1.35 “Preferred Supermajority” means Investors who are not Defaulting Purchasers and hold at least two-thirds of the votes attached to the then outstanding Preferred Shares, voting together as a single class.

1.36 “Registrable Securities” means (a) the Common Shares issuable or issued upon conversion of the Class Preferred Shares (including, for greater certainty, any Class Preferred Shares issued upon the exchange of the Exchangeable Shares); (b) any Common Shares, or any Common Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (c) any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares referenced in clauses (a) and (b) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 7.1, and excluding for purposes of Section 2 any Shares for which registration rights have terminated pursuant to Section 2.14 of this Agreement.

1.37 “Registrable Securities then outstanding” means the number of Shares determined by adding the number of Shares of outstanding Common Shares that are Registrable Securities and the number of Common Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.38 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b).

1.39 “Right of First Refusal and Co-Sale Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated the date hereof by and among the Company, Fusion Ireland and the shareholders of the Company, as the same may be amended, restated or replaced from time to time.

1.40 “SEC” means the United States Securities and Exchange Commission.

1.41 “SEC Rule 144” means Rule 144 promulgated by the SEC under the U.S.

1.42 “SEC Rule 145” means Rule 145 promulgated by the SEC under the U.S. Securities Act.

1.43 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.44 “Selling Holder Counsel” has the meaning given to it in Section 2.6.

1.45 “Share Option Plan” means any share purchase plan, employee share option plan, equity incentive plan or similar arrangement that is approved by the Board, as it may be amended from time to time.

1.46 “Shareholder Agreements” means: (a) the Voting Agreement; and (b) the Right of First Refusal and Co-Sale Agreement.

1.47 “Shares” means shares in the capital of the Company, including the Common Shares, the Class Preferred Shares and the Special Voting Shares, but excluding any other securities that are, directly or indirectly, convertible into or exchangeable or exercisable for shares in the capital of the Company, whether or not subject to conditions, including options granted pursuant to any Share Option Plan.

1.48 “Subsidiary” means a Person that is Controlled directly or indirectly by another Person.

1.49 “Tax Distribution” has the meaning given to it in Section 5.4.

1.50 “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.51 “U.S. Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.52 “U.S. Investor” means each of (a) TPG Biotechnology Partners V, L.P.; (b) Johnson & Johnson Innovation – JJDC, Inc.; (c) Varian Medical Systems, Inc.; (d) OrbiMed Private Investments VII, LP; (e) Pivotal bioVenture Partners Fund I, L.P.; (f) Adams Street 2014 Direct Fund LP; (g) Adams Street 2015 Direct Venture/Growth Fund LP; (h) Adams Street 2016 Direct Venture/Growth Fund LP; (i) Adams Street 2017 Direct Venture/Growth Fund LP; (j) Adams Street Venture/Growth Fund VI LP; (k) Adams Street Partners, (l) Perceptive Life Sciences Master Fund LTD; and (m) Rock Springs Capital Master Fund LP.

1.53 “U.S. Shareholder” has the meaning given to it in Section 5.2.

1.54 “Voting Agreement” means the Third Amended and Restated Voting Agreement dated the date hereof by and among the Company, Fusion Ireland and the shareholders of the Company, as the same may be amended, restated or replaced from time to time.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after 180 days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least a majority of the Registrable Securities (including Registrable Securities issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities) then outstanding that the Company file a Form S-1 registration statement with an anticipated aggregate offering price, net of Selling Expenses, in excess of $5,000,000, then the Company shall (i) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 60 days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the U.S. Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), Section 2.1(d) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least 20% of the Registrable Securities (including Registrable Securities issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities) then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2,000,000, then the Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders, file a

Form S-3 registration statement under the U.S. Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the U.S. Securities Act or U.S. Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any 12 month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such 90 day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Companyinitiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the 12 month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(b) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(b).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its Common Shares under the U.S. Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. For purposes of the provision in this Section 2.3(a) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(b) In connection with any offering involving an underwriting of shares in the capital of the Company’s pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable

Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Holders’ Registrable Securities included in the offering be reduced below 20% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such 120 day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Shares (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the U.S. Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the U.S. Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the U.S. Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriters participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) and after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the U.S. Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the U.S. Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; reasonable fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the U.S. Securities Act) for each such Holder; and each Person, if any, who Controls such Holder or underwriter within the meaning of the U.S. Securities Act or the U.S. Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, Controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, Controlling Person, or other aforementioned Person expressly for use in connection with such registration or otherwise as a direct result of any such selling Holder’s breach of applicable securities laws.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who Controls the Company within the meaning of the U.S. Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the U.S. Securities Act), any other Holder selling securities in such registration statement, and any Controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration or otherwise as a direct result of any such selling Holder’s breach of applicable securities laws; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. Provided the indemnifying party, acting reasonably, recognizes its responsibility to indemnify the indemnified party pursuant to the indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the U.S. Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the U.S. Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under U.S. Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the U.S. Securities Act and the U.S. Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO), the U.S. Securities Act, and the U.S. Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the U.S. Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include, or (ii) would allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of Common Shares or any other equity securities under the U.S. Securities Act on a registration statement on Form S-1 in its IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and all shareholders of the Company individually owning more than 1% of the Company’s outstanding Common Shares (after giving effect to conversion into Common Shares of all outstanding Class Preferred Shares (including, for greater certainty, all Class Preferred Shares issued upon conversion from the Exchangeable Shares)) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders that are subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Class Preferred Shares and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the U.S. Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Class Preferred Shares and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Class Preferred Shares, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any share split, share dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the U.S. Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the U.S. Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the U.S. Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (X) in any transaction in compliance with SEC Rule 144 or (Y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the U.S. Securities Act.

2.13 Non-U.S. Registration Rights.

(a) If at any time any securities of the Company are proposed to be offered to the public, or listed on a stock exchange or market, in a Non-U.S. Jurisdiction whether for the account of the Company or any other person (any such offering or listing being hereinafter referred to as a “Non-U.S. Offering”), including an offering or listing on the Toronto Stock Exchange, the Company shall take such steps as are required, including applying for and obtaining exemptive relief from applicable securities regulatory authorities or registering or qualifying all of the Registrable Securities under any prospectus or other offering document filed in the Non-U.S. Jurisdiction (a “Non-U.S. Offering Document”), such that all of the Registrable Securities shall be freely tradeable under the laws of the Non-U.S. Jurisdiction on the completion of the Non-U.S. Offering. The terms and provisions of Sections 2.4 to 2.9 of this Agreement shall apply, mutatis mutandis, to any registration or qualification pursuant to this sub-section (a) as if references therein to “registration statement” were to the applicable Non-U.S. Offering Document.

(b) Each time the Company proposes to effect a Non-U.S. Offering, the Company shall give not less than 30 days’ written notice to all Holders other than the Initiating Holders of such proposed Non-U.S. Offering, and upon the written request of any such Holder, received by the Company within 15 days after the giving of such notice by the Company, the Company shall cause the Registrable Securities that are the subject of such request to be qualified to be distributed as part of such Non-U.S. Offering and included in any related underwriting. The terms and provisions of Section 2.2 to 2.9 of this Agreement shall apply, mutatis mutandis, to such Non-U.S. Offering and underwriting as if such Non-U.S. Offering and underwriting were required to be effected pursuant to Section 2.2 hereof and as if references therein to “registration statement” were to the applicable Non-U.S. Offering Document. For avoidance of doubt, this sub-section (b) shall continue in effect regardless of whether the Registrable Securities are then freely tradeable or would be freely tradeable on completion of the Non-U.S. Offering. For greater certainty, notwithstanding that the Company proposes to effect or has effected a Non-U.S. Offering, the Company is not required to file a registration statement under the U.S. Securities Act pursuant to Section 2.1 if the Company has not, of its own accord, previously filed a registration statement (other than an Excluded Registration) under the U.S. Securities Act.

(c) The Company shall co-operate in any Non-U.S. Offering and underwriting by the Holders and the provisions of this Agreement (including Sections 2.2 to 2.9) shall apply, mutatis mutandis, to such Non-U.S. Offering and underwriting as if such Non-U.S. Offering and underwriting were required to be effected pursuant to Section 2.1 hereof and as if references therein to “registration statement” were to the applicable Non-U.S. Offering Document. For avoidance of doubt, this sub-section (c) shall continue in effect regardless of whether the Registrable Securities are then freely tradeable in the United States or would be freely tradeable in the United States on completion of the Non-U.S. Offering.

(d) Notwithstanding anything herein to the contrary, the Company shall not effect a Non-U.S. Offering without the express prior written consent of the holders of at least two-thirds of the Registrable Securities held by the Holders then outstanding, unless: (i) the Non-U.S. Offering is effected or proposed to be effected under Canadian Securities Laws; (ii) the Company qualifies as a “exempt issuer” as such term is defined National Policy 46-201 promulgated by the Canadian Securities Administrators (or any successor policy or instrument); and (iii) the Registrable Securities are not subject to any escrow requirement imposed by any securities commission, stock exchange or similar securities regulatory authority.

(e) At any time after the effective date of a U.S. registration statement for the IPO or the completion of a Non-U.S. Offering (other than in any province or territory in Canada) that a Holder seeks to rely on the provisions of the Canadian Resale Instrument to resell its Registrable Securities under Canadian Securities Laws, the Company shall ensure that the Company is not in default of Canadian Securities Laws and otherwise take such steps as are required to satisfy the other requirements of the Canadian Resale Instrument.

(f) If the Company completes or proposes to complete a Non-U.S. Offering, and any Holder would on completion of such Non-U.S. Offering not be permitted under United States securities laws to legally resell all of its Registrable Securities outside of the United States in a three-month period without registration under the U.S. Securities Act, the Company shall concurrently with the Non-U.S. Offering register under the U.S. Securities Act all of the Registrable Securities held by the Holder, provided that such registration may be in the nature of a “shelf” registration.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1, 2.2 or 2.13 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event;

(b) the fifth anniversary of the IPO; and

(c) as to any Holder, such earlier time after the IPO at which such Holder (i) can sell all shares held by it in compliance with SEC Rule 144(b)(1)(i) or (ii) holds one percent (1%) or less of the Company’s outstanding Common Shares and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under SEC Rule 144) can be sold in any three (3) month period without registration in compliance with SEC Rule 144.

3. Information Rights.

3.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Major Investor, as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, audited financial statements of the Company for and as at the end of such fiscal year (including a consolidated balance sheet of the Company as at the end of such financial year, and consolidated statements of income, retained earnings and changes in cash flow of the Company for such year, setting forth in each case in comparative form the corresponding figures for the previous financial year), prepared in accordance with GAAP, consistently applied, and accompanied by an audit report by regionally recognized independent auditing firm selected by the Board.

(b) The Company shall deliver to each Major Investor, as soon as practicable, but in any event within 30 days after the end of each fiscal quarter of the Company, unaudited financial statements of the Company for and as at the end of such fiscal quarter (including a consolidated balance sheet of the Company as at the end of such fiscal quarter, consolidated statements of income, retained earnings and changes in cash flow of the Company for such fiscal quarter, and a schedule of total expenses by account for such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the previous fiscal quarter and year to date, and the current budget of the Company, including revised projections), prepared in accordance with GAAP, consistently applied.

(c) If, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(d) The Company shall deliver to each Major Investor, as soon as practicable but in any event not later than 30 days prior to each financial year, the proposed annual operating and capital expenditure budget of the Company forecasting the Company’s revenues, expenses and cash position on a quarterly basis for the upcoming fiscal year.

(e) The Company shall deliver to each Major Investor, as soon as practicable notice of any event, action, claim, proceeding, investigation or enquiry, any potential or alleged default under any material contract (including, without limitation, this Agreement) or under any applicable law, pending or threatened that could materially adversely affect the Company, in each case within ten days of the date on which the same is received and shall provide all information reasonably required in respect thereof.

(f) The Company shall deliver to each Major Investor, as soon as practicable (i) such other financial and business information as any Major Investor may reasonably request from the Company from time to time; and (ii) notice of any proposed sale of the Company, IPO or other significant corporate event of the Company, as determined by the Board, acting reasonably, and such Major Investor shall be afforded adequate time to review and comment on any agreement relating thereto.

(g) The Company shall maintain its accounting books and records in accordance with GAAP.

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the properties of the Company and any Subsidiary of the Company; examine their books of account and records; and discuss the affairs, finances, and accounts with the officers of the Company and any Subsidiary of the Company, during normal business hours of the Company or any applicable Subsidiary of the Company, as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company or the applicable Subsidiary of the Company, acting reasonably) or the disclosure of which would adversely affect the solicitor-client privilege between the Company or Subsidiary of the Company, as applicable, and their respective counsel.

4. Rights to Future Equity Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company or Fusion Ireland proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Preferred Shareholder. A Preferred Shareholder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Associates and Affiliates and its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the U.S. Exchange Act, of such Preferred Shareholder (“Investor Beneficial Owners”); provided that, each such Investor Beneficial Owner: (x) is not a Competitor, unless such party’s purchase of New Securities is otherwise consented to by the Board, and (y) agrees to (i) enter into the Shareholder Agreements as a “Shareholder” under each such Shareholder Agreement and (ii) if any Preferred Shares are issued as New Securities, as an “Investor” under this Agreement (provided that, any Competitor shall not be entitled to any rights as a Major Investor under Section 3.1 and as an Investor under this Section 4.1).

(a) The Company or Fusion Ireland, as applicable, shall give notice (the “Offer Notice”) to each Preferred Shareholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company or Fusion Ireland, as applicable, within 20 days after the Offer Notice is given, each Preferred Shareholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice up to that portion of such New Securities that equals, excluding any Special Voting Shares (and assuming the redemption of such Special Voting Shares), the proportion that the Common Shares then held by such Preferred Shareholder (including all Common Shares issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities then held by such Preferred Shareholder) bears to the total number of Common Shares then outstanding (assuming full conversion and/or exercise, as applicable, of all Derivative Securities (including for certainty, all Common Shares issued or issuable, directly or indirectly, upon exercise or exchange, as applicable, of (i) any allocated but unexercised options in the capital of the Company; and (ii) any Exchangeable Shares)); and provided further that such New Securities shall be shares in the capital of the Company if such Preferred Shareholder is a holder of Class Preferred Shares at the time of such election, and such New Securities shall be shares in the capital of Fusion Ireland if such Holder is a holder of Exchangeable Shares at the time of such election. At the expiration of such 20 day period, the Company or Fusion Ireland, as applicable, shall promptly notify each Preferred Shareholder that elects to purchase or acquire all the New Securities available to it (each, a “Fully Exercising Investor”) of the failure of any other Preferred Shareholder’s failure to do likewise. During the 10 day period commencing after the Company or Fusion Ireland, as applicable, has given such notice, each Fully Exercising Investor may, by giving notice to the Company or Fusion Ireland, as applicable, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Preferred Shareholders were entitled to subscribe for but that were not subscribed for by the Preferred Shareholders that is equal to the proportion that the Common Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities then held, by such Fully Exercising Investor bears to the Common Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities. The closing of any sale pursuant to this Section 4.1(b) shall occur on the later of (i) 90 days of the date that the Offer Notice is given; and (ii) the date of initial sale of New Securities pursuant to Section 4.1(c). Notwithstanding the foregoing, neither the Company nor Fusion Ireland shall be required to offer or sell such New Securities to any Preferred Shareholder who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company or Fusion Ireland, as applicable, may, during the 90-day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at the same price and upon the same terms as specified in the Offer Notice. If the Company or Fusion Ireland, as applicable, does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Preferred Shareholders in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to any Exempted Securities; or (ii) any Preferred Shares issued in accordance with Sections 1.1 and 1.2 of the Subscription Agreement.

5. Tax Covenants.

5.1 U.S. Entity Classification. The Company is classified as a corporation for U.S. Federal income tax purposes. The Company shall not take any action or make any election that is inconsistent with it being classified as a corporation for U.S. federal income tax purposes.

5.2 CFC Covenant. No later than 45 days following the end of each Company taxable year and at any other time reasonably requested in writing by a U.S. Investor (and at the cost of such requesting U.S. Investor), the Company shall (i) determine, and shall provide to each such U.S. Investor the Company’s capitalization table as of the end of the last day of such taxable year and such other information in the Company’s possession that is reasonably requested by any such U.S. Investor necessary for such Investor to determine, whether such U.S. Investor, or any of its direct or indirect owners, is a “United States Shareholder” (as described in Section 951(b) of the Code) of the Company or any subsidiary of the Company (a “U.S. Shareholder”), (ii) use commercially reasonable efforts to determine, based on information reasonably available to the Company after reasonable inquiry by the Company, and notify each U.S. Investor whether the Company, or any subsidiary of the Company, is a CFC (it being understood that, for purposes of this Section 5, the Company shall make a good faith inquiry with the Investors to determine the application of the stock ownership rules provided in Section 958 of the Code), (iii) determine and provide to each U.S. Shareholder any such U.S. Shareholder’s share of any “subpart F income” and “global intangible low-taxed income” (as such terms are defined in the Code) of the Company or a subsidiary of the Company, and (iv) provide a U.S. Investor with any additional information reasonably requested by such U.S. Investor that is required in order to complete Form 5471 – Information Return of U.S. Persons With Respect to Certain Foreign Corporations.

5.3 PFIC Covenant. The Company shall, within 60 days after the end of each Company taxable year, inform each U.S. Investor, in writing, whether the Company or any subsidiary of the Company was a PFIC for such Company taxable year. At the written request of a U.S. Investor and at such U.S. Investor’s cost, the Company shall provide each U.S. Investor with information in the Company’s possession that is reasonably requested by such U.S. Investor to allow it to make its own independent determination as to whether the Company or any subsidiary of the Company was (or is likely to become) a PFIC for such Company taxable year. For each taxable year, if any, that the Company or any U.S. Investor determines that the Company (or a subsidiary of the Company) is a PFIC, the Company shall, within 60 days after the end of each Company taxable year, provide annual financial information to each U.S. Investor in the form attached hereto as Exhibit A and shall provide such U.S. Investor with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with a “Qualified Electing Fund” election pursuant to Section 1295 of the Code (or any successor thereto) or to comply with any reporting or other requirements incidental to such election.

5.4 Tax Distribution. In the event that the Company (or a subsidiary of the Company) is determined to be treated as a CFC or a PFIC during a taxable year, the Company shall, to the extent permitted by the Canada Business Corporations Act (and to the extent that the distributions otherwise required to be made to the U.S. Investors pursuant to this Section 5.4 in respect of such taxable year exceeds the sum of all prior distributions made by the Company to the U.S. Investors in such taxable year), pay to the shareholders of the Company, pro rata, based on the number of shares in the capital of the Company directly held by the shareholders (including for the avoidance of doubt the holders of the Special Voting Shares), a distribution in an aggregate amount necessary so that the U.S. Investors (in the aggregate) have received an amount equal to the product of (x) 40% and (y) the sum of (i) the U.S. Investors’ allocable share of current income inclusions arising solely as a result of the status of the Company (or a subsidiary of the Company) as a CFC for such taxable year, and (ii) without duplication, the U.S. Investors’ allocable share of current income inclusions arising pursuant to Section 1293 of the Code as a result of the status of the Company (or a subsidiary of the Company) as a PFIC for such taxable year (treating all U.S. Investors for this purpose as having made a QEF Election) (such annual aggregate distribution, a “Tax Distribution”). In each case, the Tax Distribution shall be net of any withholding taxes that may be applicable to such distribution and any amounts withheld and remitted to the applicable taxing authority shall be treated as paid to the applicable shareholder in respect of whom such withholding was required for all purposes. Tax Distributions under this Section 5.4 shall be made to the shareholders of the Company no later than ninety (90) days after the end of such taxable year of the Company to which such CFC or PFIC determination relates. Notwithstanding any other provision in this Section 5.4, the Company shall not be required to make any Tax Distribution for any taxable year in which the aggregate amount of the Tax Distribution that would otherwise be payable under this Section 5.4 for such year is less than $200,000.

5.5 Tax Cooperation. The Company shall cooperate, and shall cause each of its subsidiaries to cooperate, with each U.S. Investor in providing each U.S. Investor with any information in the Company’s possession and reasonably requested by such U.S. Investor for it to timely make all filings, returns, reports, forms or calculations or in order to assist such U.S. Investor and its direct and indirect owners with the preparation of its U.S. federal income tax returns, complying with the provisions of the Code (including, but not limited to, Code provisions related to PFIC and CFC reporting and making any elections or protective statements or filings with respect thereto) or obtaining any benefit pursuant to the Code, or complying with any other tax law that such U.S. Investor or its direct or indirect owners are subject. Nothing in this Section 5.5 shall in any way limit the obligations of the Company described in Sections 5.1 through 5.4 above. Each Investor shall use commercially reasonable efforts to assist the Company and its subsidiaries to comply with all U.S. tax reporting obligations imposed on the Company or its subsidiaries, including, without limitation, any obligations that may be imposed pursuant to Sections 1471 through 1474 of the Code. Each Investor shall cooperate with and provide any information necessary to the Company in order for the Company to comply with its undertakings under Sections 5.1 through 5.4 above, including. information regarding the direct or indirect owners of any Investor as may reasonably be requested by the Company for such purposes The Investors acknowledge that the Company shall be entitled to rely on the information provided to it by Investors and the Company shall have no liability to any Investor in connection with this Section 5 to the extent that any determination made by the Company pursuant to this Section 5 is determined to be inaccurate as a result of incomplete or inaccurate information provided by any Investor or the failure of any Investor to provide information reasonably requested by the Company.

6. Additional Covenants.

6.1 Insurance. The Company shall use its commercially reasonable efforts to obtain from financially sound and reputable insurers directors and officers, and errors and omissions liability insurance in an amount satisfactory to the Board, with proceeds payable to the Company, in each case on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines, with the consent of the Preferred Supermajority, that such insurance should be discontinued.

6.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any Subsidiary of the Company (or engaged by the Company or any Subsidiary of the Company as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement (which includes (i) non-competition and non-solicitation provisions, in the case of each senior management or equivalent level employee of the Company and (ii) non-solicitation provisions, in the case of all other employees of the Company). In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above- referenced agreements or any restricted share agreement between the Company and any employee, without the consent of the Investor Majority.

6.3 Employee Shares. Unless otherwise approved by the Investor Majority, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares in the capital of the Company after the date hereof shall be required to execute restricted share or option agreements, as applicable, providing for (i) vesting of shares or options (as the case may be) over a four-year year period, with the first 25% of such shares or options (as applicable) vesting following 12 months of continued employment or service, and the remaining shares or options (as applicable) vesting in equal monthly installments over the following 36 months, and (ii) the execution and delivery of adoption agreements to the Shareholder Agreements and the Exchange Agreement, if applicable, in form and substance satisfactory to the Company as a condition precedent to such employee or consultant becoming a shareholder of the Company. In addition, unless otherwise approved by the Board, the Company shall retain a “right of first refusal” on employee transfers of shares in the capital of the Company until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon the cessation of employment or service of a holder of restricted shares.

6.4 Board Matters. Except as otherwise determined by the Investor Majority, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board. Subject to the requirements of Section 6.5 below, the Board may establish such committees of the Board as it considers appropriate, each of which shall consist solely of non-management directors.

6.5 Board Committees.

(a) The Company shall continue to maintain a compensation committee of the Board (the “Compensation Committee”) which will be comprised of three members. One such member shall be one of the Class A Directors (as defined in the Voting Agreement) and one such member shall be one of the Class B Directors (as defined in the Voting Agreement). The Compensation Committee’s mandate shall be to establish and recommend to the Board compensation policies and strategies applicable to the Company, including approving all increases in executive compensation, annual executive bonuses and option grants.

(b) The Company shall continue to maintain an audit committee of the Board (the “Audit Committee”) which will be comprised of three members. One such member shall be one of the Class A Directors and one such member shall be one of the Class B Directors. The Audit Committee’s mandate shall be to establish and recommend to the Board policies and strategies for the financial reporting process, audit process, and internal controls, including approving the engagement of the Company’s auditors and approving the applicable audit prior to its issuance each fiscal year.

(c) At least one Class A Director and one Class B Director will be entitled to serve on each other standing committee of the Board.

6.6 Successor Indemnification. If the Company or any of its successors or assignees amalgamates, consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such amalgamation, consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s by-laws or elsewhere, as the case may be.

6.7 Observer Rights. Each of the Company, Fusion Ireland and Fusion Pharmaceuticals US Inc. (“Fusion US”) shall, for so long as such Investor holds Shares and upon written notice of such representative’s appointment, invite a single representative of each of TPG Biotechnology Partners V, L.P., Genesys Ventures III LP and Seroba Life Sciences Fund III Limited Partnership, to attend all meetings of its Board, all meetings of the board of directors of Fusion Ireland and all meetings of the board of directors of Fusion US, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to their respective directors (collectively, the “Board Observers”); provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that each of the Company, Fusion Ireland and Fusion US reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney client privilege between the Company, Fusion Ireland or Fusion US, as applicable, and their respective counsel. Any observer representative shall be required to enter into an agreement with the Company, Fusion Ireland and Fusion US, as applicable, acknowledging the confidentiality obligations set forth in Section 8.2 of the Voting Agreement with respect to the information received hereunder prior to such representative’s exercise of the rights contained in Section 8.2 of the Voting Agreement. Neither the Company, nor Fusion Ireland, nor Fusion US, shall be responsible for the out-of-pocket travel expenses incurred by the Board Observers in connection with attending meetings of the Board, the board of directors of Fusion Ireland or the board of directors of Fusion US.

6.8 Ontario Institute for Cancer Research Intellectual Property Development and Commercialization Agreement. FACIT and the Company agree to those terms and provisions of the Ontario Institute for Cancer Research (“OICR”) Intellectual Property Development and Commercialization Agreement (“IPDC Agreement”) set forth in Schedule C. FACIT acknowledges that the Investment (as defined in Schedule C) was provided to the Company for: (a) in-licensing legal and consulting fees; (b) up-front license fees; (c) bioanalytical transfers; (d) assay qualification; (e) anti-body re-release; (f) stability studies; (g) clinical development plans; market analysis; and (i) financing activities. Nothing in this provision nor the inclusion of Schedule C in this Agreement implies, nor shall it be construed, that any Arising IP (as defined in Schedule C) was or was not in fact conceived, developed, or reduced to practice or otherwise made by the Company or members of its research team as a result of the Investment.

6.9 Defense Production Act of 1950. To the extent that (i) any pre-existing products or services provided by the Company (a) are re-categorized by the U.S. government as critical technologies within the meaning of the Defense Production Act of 1950, as amended (the “DPA”); or (b) would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of critical technologies after a re-categorization of selected technologies by the U.S. government; or (ii) after execution of the Subscription Agreement, the Company engages in any activities that would reasonably be considered to constitute the design, fabrication, development, testing, production or manufacture of critical technologies within the meaning of the DPA, the Company shall provide at least 15 days’ notice to the Investors in advance of the Milestone Closing (as defined in the Subscription Agreement) and/or any other financing or investment of a type contemplated by the DPA in the Company by the Investors or any other party.

6.10 CFIUS Filing Cooperation. If and only if (i) the Committee on Foreign Investment in the United States (“CFIUS”) requests or requires that any Investor or the Company file a notice or declaration (either, a “Filing”) with CFIUS pursuant to the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) with respect to such Investor’s purchase of Class B Preferred Shares in the capital of the Company pursuant to the Subscription Agreement (the “Transactions”); or (ii) if any Investor and the Company, each acting reasonably, mutually determine that a Filing with CFIUS with respect to the Transactions is required by or reasonably advisable in order to comply with applicable law, then each of the Company and the applicable Investor(s) (together, the “CFIUS Parties”) shall (i) cooperate and undertake their reasonable best efforts to promptly make such a Filing and promptly respond to any CFIUS request for information and/or documents with respect to such Filing and/or the Transactions; and (ii) use commercially reasonable efforts to satisfy the CFIUS Condition (as defined in the Subscription Agreement), including without limitation agreeing to reasonable mitigation terms required by CFIUS to satisfy the CFIUS Condition, provided that agreement to any mitigation terms shall be at the reasonable discretion of the affected party.

7. Miscellaneous.

7.1 Successors and Assigns.

(a) The rights under this Agreement may be assigned (but only with all related obligations) by an Investor in connection with the transfer of shares in the capital of the Company, or Fusion Ireland, as applicable, to a transferee (i) pursuant to the Right of First Refusal and Co-Sale Agreement or (ii) that after such transfer, such transferee is a shareholder of the Company; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and such shares with respect to which such rights are being transferred; and (y) such transferee agrees by executing an adoption agreement in the form attached hereto as Exhibit B to be bound by and subject to the terms of this Agreement as an Investor; and (II) an adoption agreement to the Exchange Agreement, if applicable, and thereafter such Person shall be deemed an Investor for all purposes under this Agreement.

(b) The terms and conditions of this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2 Termination. This Agreement (other than Sections 1, 2 , 6.5(b) and 7) shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the U.S. Exchange Act or a reporting issuer pursuant to applicable Canadian Securities Laws, or (iii) upon a Deemed Liquidation Event, whichever event occurs first. Sections 1, 2, 6.5(b), and 7 shall survive the termination of this Agreement.

7.3 Governing Law. This Agreement shall be governed by the laws of the state of New York.

7.4 Currency. Unless otherwise specified, all reference to money amounts are in United States dollars.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.6 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.7 No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

7.8 Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

7.9 Statutory References. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

7.10 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in the corporate records of the Company, as the case may be, or to such email address, facsimile number or mailing address as subsequently modified by written notice given in accordance with this Section 7.10. If notice is given to the Company, it shall be sent to NRB-A316, 1280 Main Street West, Hamilton, Ontario L8S 4Kl, Attention: John Valliant; email: valliant@fusionpharma.com; and a copy (which shall not constitute notice) shall also be sent to Osler, Hoskin & Harcourt LLP, 1 First Canadian Place, Box 50, Toronto, Ontario M5X 1B8, Attention: Chad Bayne, Fax: (416) 862-6666, Email: cbayne@osler.com.

7.11 Amendments, Waivers and Termination. This Agreement may not be terminated without the express written consent of each of the Preferred Shareholders; provided, however, that this Agreement will automatically terminate and be of no further force or effect upon a Sale of the Company (as defined in the Voting Agreement). This Agreement may be amended or modified (other than pursuant to Section 7.2) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, and (b) the Preferred Supermajority; provided that this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to a particular Shareholder without the written consent of such Shareholder unless such amendment or waiver applies to all Shareholders of such class of Shares, as applicable, in the same fashion; and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Investors and all of their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and permitted assigns whether or not such party, heir, attorney, guardian, estate trustee, executor, trustee, successor or permitted assign entered into or approved such amendment, termination or waiver. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add information regarding additional Shareholders or to reflect transfers or repurchases of Shares or changes to the names or addresses of the parties without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.12 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.13 Aggregation of Shares. All shares in the capital of the Company held or acquired by an Investor and its Affiliates and Associates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Investor and its Affiliates and Associates may apportion such rights as among themselves in any manner they deem appropriate.

7.14 Entire Agreement. This Agreement (including any schedules and exhibits hereto), together with the Shareholder Agreements, the Articles and the Exchange Agreement, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof existing between the parties are expressly terminated, including, for greater certainty, the Term Sheet between the Company and Varian Medical Systems, Inc. dated on or about January 21, 2019, which is hereby terminated.

7.15 Dispute Resolution. To the fullest extent permitted by applicable law, the parties (a) hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of the state of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in such courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defence, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.16 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL- ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT

AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.17 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.18 Acknowledgement Regarding FACIT. The directors and officers of FACIT in incurring any debts, liabilities or obligations, or taking or omitting any other actions for or in connection with the affairs of FACIT are, and will conclusively be deemed to be, acting for and on behalf of FACIT, and not in their own personal capacities. None of the directors nor any officer of FACIT will be subject to any personal liability for any debts, liabilities, obligations, claims, demands, judgments, costs, charges or expenses (including legal expenses) against or with respect to FACIT or in respect to the affairs of FACIT. Other than the assets of FACIT, no property or assets of the directors, owned in their personal capacity or otherwise, will be subject to any levy, execution or other enforcement procedure with regard to any obligations under this Agreement or under any other related agreements and no recourse may be had or taken, directly or indirectly, against the directors or officers of FACIT in their personal capacity or against any successor, heir, executor, administrator or legal representative of the directors or officers of FACIT. FACIT will be solely liable therefor and resort will be had solely to the assets of FACIT for payment or performance thereof. For greater certainty, the foregoing shall not act as a limitation of liability of any representative of FACIT acting in his or her capacity as a director or officer of the Company (and not in his or her capacity as a representative of FACIT).

7.19 Independent Legal Advice. The parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The parties further acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

7.20 Right to Conduct Activities. The Company hereby acknowledges that the Investors (and their Affiliates, including parents, as applicable) are routinely engaged in each of the making of venture capital and private equity investments, and as such, hold investments in numerous portfolio companies, some of which may be competitive with the Company’s business and may be the capital arm of an entity whose affiliated operating companies may be competitive with the Company’s business. No such Investor shall be liable to the Company or to any other shareholder of the Company for any claim arising out of, or based upon, (i) the investment or consideration for investment by any such Investor or its Affiliates in any entity, even those whose business activities may be the same or similar to those conducted by the Company, (ii) the participation by any partner, officer or other representative of such Investor or its Affiliates in any capacity in any of such Investor’s current or future portfolio companies, whether or not such participation was as a board member of any such company, or otherwise, and whether or not such participation has a detrimental effect on the Company, or (iii) the activities of affiliated operating companies; provided, however that nothing herein shall relieve any such Investor or any other party from liability associated with the use of the Company’s confidential, proprietary, or similar information in violation of this Agreement or the Shareholder Agreements, or fiduciary obligation as a director of the Company. For greater certainty, notwithstanding any provision contained in this Agreement or the Shareholder Agreements, the Company agrees and acknowledges that no Investor will have any liability to the Company or any of its Affiliates or Associates by virtue of making an investment in or holding securities of a Competitor.

7.21 Relationship with the Constitution. As between the parties hereto, in the event of any conflict or any ambiguity arising between any of the provisions of this Agreement; and any of the provisions of the Constitution, the provisions of this Agreement shall prevail, and accordingly, each party hereto including the Company shall exercise all voting and other rights and powers available to it or them respectively in Fusion Ireland so as to give effect to the provisions of this Agreement and to pass any members’ resolution of Fusion Ireland which is required to ensure that a provision of this Agreement is effective in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
Name: John Valliant
Title: President and Secretary

SUBSIDIARY:

Signed for and on behalf of FUSION PHARMACEUTICALS (IRELAND) LIMITED

By:	/s/ John Valliant
Name: John Valliant

Signature Page to Amended and Restated Investors’ Rights Agreement

INVESTORS:

FACIT INC.

By:	/s/ David O’Neill
Name: David O’Neill
Title: President

Signature Page to Amended and Restated Investors’ Rights Agreement

HEALTHCAP VII L.P., by its General Partner HEALTHCAP VII GP S.A.

By:	/s/ Dag Richter
Name: Dag Richter
Title: Director

By:	/s/ Fabrice Bernhard
Name: Fabrice Bernhard
Title: General Manager

Signature Page to Amended and Restated Investors’ Rights Agreement

TPG BIOTECHNOLOGY PARTNERS V, L.P.,BY TPG BIOTECHNOLOGY GENPAR V, L.P., its General Partner, by TPG BIOTECHNOLOGY GENPAR V ADVISORS, LLC, its General Partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

Signature Page to Amended and Restated Investors’ Rights Agreement

GENESYS GENERAL PARTNER (FUND III) INC., in its capacity as general partner of GENESYS GENERAL PARTNER (FUND III) LP, in its own capacity and in its capacity as GENERAL PARTNER OF GENESYS VENTURES III LP

By:	/s/ Damian Lamb
Name: Damian Lamb
Title: Managing Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

ADAMS STREET 2014 DIRECT FUND LP
By: ASP 2014 Direct Management LP its General Partner By: ASP 2014 Direct Management LLC its General Partner By: Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha (Terry) P. Gould
Name: Elisha (Terry) P. Gould Title: Partner

ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP
By: ASP 2015 Direct Management LP its General Partner By: ASP 2015 Direct Management LLC its General Partner By: Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha (Terry) P. Gould
Name: Elisha (Terry) P. Gould Title: Partner

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP
By: ASP 2016 Direct Management LP its General Partner By: ASP 2016 Direct Management LLC its General Partner By: Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha (Terry) P. Gould
Name: Elisha (Terry) P. Gould Title: Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

ADAMS STREET 2017 DIRECT VENTURE/GROWTH FUND LP
By: ASP 2017 Direct Management LP its General Partner By: ASP 2017 Direct Management LLC its General Partner
By: Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha (Terry) P. Gould
Name: Elisha (Terry) P. Gould Title: Partner

ADAMS STREET VENTURE/GROWTH FUND VI LP
By: ASP VG Management VI LP its General Partner By: ASP VG Management VI LLC its General Partner By: Adams Street Partners, LLC its Managing Member

By:	/s/ Elisha (Terry) P. Gould
Name: Elisha (Terry) P. Gould Title: Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

SEROBA LIFE SCIENCES FUND III LIMITED PARTNERSHIP, acting by its general partner, SEROBA LIFE SCIENCES (GP III) LIMITED

By:	/s/ Alan O’Connell
Name: Alan O’Connell Title: Director

Signature Page to Amended and Restated Investors’ Rights Agreement

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ Gregory Sorensen
Name: Gregory Sorensen Title: Vice President

Signature Page to Amended and Restated Investors’ Rights Agreement

ORBIMED PRIVATE INVESTMENTS VII, LP

By:	OrbiMed Capital GP VII LLC, its General Partner

By:	OrbiMed Advisors LLC, its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon Title: Managing Member

Signature Page to Amended and Restated Investors’ Rights Agreement

PERCEPTIVE LIFE SCIENCES MASTER FUND D

By:	/s/ James H. Mannix
Name: James H. Mannix Title: Chief Operating Officer

Signature Page to Amended and Restated Investors’ Rights Agreement

ROCK SPRINGS CAPITAL MASTER FUND LP

By: Rock Springs General Partner LLC, its general partner

By:	/s/ Mark Bussard
Name:	Mark Bussard
Title:	Managing Member

Signature Page to Amended and Restated Investors’ Rights Agreement

PIVOTAL BIOVENTURE PARTNERS FUND I, L.P.

By: Pivotal bioVenture Partners Fund I G.P., L.P., its general partner

By: Pivotal bioVenture Partners Fund I U.G.P. Ltd, its general partner

By:	/s/ Heather Preston
Name:	Heather Preston
Title:	Managing Partner

Signature Page to Amended and Restated Investors’ Rights Agreement

JOHNSON & JOHNSON INNOVATION–JJDC, INC.

By:	/s/ Asish K. Xavier
Name: Asish K. Xavier
Title: VP, Venture Investments

Signature Page to Amended and Restated Investors’ Rights Agreement

SCHEDULE A

CLASS PREFERRED SHAREHOLDERS

Fight Against Cancer Innovation Trust

Johnson & Johnson Innovation – JJDC, Inc.

TPG Biotechnology Partners V, L.P.

Genesys Ventures III LP

Adams Street 2014 Direct Fund LP

Adams Street 2015 Direct Venture/Growth Fund LP

Adams Street 2016 Direct Venture/Growth Fund LP

Adams Street 2017 Direct Venture/Growth Fund LP

Adams Street Venture/Growth Fund VI LP

Varian Medical Systems, Inc.

OrbiMed Private Investments VII, LP

Perceptive Life Sciences Master Fund LTD

Rock Springs Capital Master Fund LP

Pivotal bioVenture Partners Fund I, L.P.

Schedule A to Amended and Restated Investors’ Rights Agreement

SCHEDULE B

CLASS A EXCHANGEABLE SHAREHOLDERS

&

CLASS B EXCHANGEABLE SHAREHOLDERS

HealthCap VII L.P.

Seroba Life Sciences Fund III Limited Partnership

Schedule B to Amended and Restated Investors’ Rights Agreement

SCHEDULE C

OICR IPDC AGREEMENT

1.	Definitions:

i.

“Arising Intellectual Property” or “Arising IP” means Intellectual Property conceived, developed, or reduced to practice or otherwise made by Fusion or members of the research team as a result of the Investment;

ii.

“Background Intellectual Property” or “Background IP” means any patents or other Intellectual Property created, invented or first reduced to practice (by Recipient or otherwise by any other third party) arising outside the scope of the Projects that are reasonably expected by Fusion to be useful or necessary for the practice of the results of the Projects or Arising IP;

iii.	“Commercialization” means the development of markets and the production and delivering any Products for sale and includes government, public and private sector markets;

iv.	“FACIT” means the FACIT Inc.;

v.	“Fusion” means Fusion Pharmaceuticals Inc.;

vi

“Intellectual Property” or “IP” means any intellectual property, including without limitation, any discovery and/or invention (whether patentable or not), innovation, new and useful art, product, service, process, methodology, pattern, machine, process of manufacture or composition of matter or a formula therefore, new life form, work, material, computer software, compilation of information in whatever medium whatsoever, attendant know-how or any new and useful improvement thereof whether or not protected or protectable by patent, copyright or registration of design or trademark and all copyright, patents, trademarks, industrial design rights and any other intellectual property rights;

vii	“Investment” means the financial contribution in Fusion of $1,500,000.00 by FACIT;

viii	“Products” means any product, apparatus, method or service the production manufacture, sale, lease, use or practice, to the extent that such Products incorporate Arising IP;

ix.

“Project” means the development of a radioimmunopharcuetical, FPX-01, that combines the precise targeting of a human experienced antibody with linker technology and a cytotoxic isotope to induce cancer cell death;

Schedule C to Amended and Restated Investors’ Rights Agreement

2.

FACIT and Fusion are committed to the development and commercialization of Fusion Background IP (subject to any existing third party rights and/or obligations) and Arising IP in a timely and efficient manner. FACIT and Fusion acknowledge that they are committed to:

i.	promote the utilization and commercialization of Arising IP and the public availability of products or services embodying Arising IP or produced through the use of Arising IP; and

ii.	undertake said activities in a manner that promotes free competition and enterprise without unduly encumbering future research and discovery; and

iii.

encourage participation of Ontario firms by making commercially reasonable efforts to have products embodying Arising IP, or produced through the use of Arising IP, manufactured (in whole or in part) in Ontario; and

iv.	promote collaboration between commercial concerns and non-profit Ontario organizations, including post-secondary institutions, hospitals and research institutes.

3.

Fusion agrees to make commercially reasonable efforts in its Commercialization activities, so that Products are contemplated to be manufactured (in whole or in part) in Ontario. In the event that such efforts are unsuccessful, Fusion will be responsible for documenting the rationale and circumstances that led to any such determination and communicating same to FACIT, within a reasonable period of time after making such determination.

4.

If the Government of Ontario reasonably and justifiably determines that action is necessary to meet reasonable requirements for emergency or extraordinary health or safety needs or public use, as may be specified by federal or provincial legislation or regulations, Fusion shall, to the extent available to it in law, grant a license to any of its rights in Fusion Background IP and/or Arising IP, in each case which is owned by Fusion, to a responsible applicant or applicants, upon terms that are reasonable under the circumstances.

5.

In circumstances wherein a license grant is contemplated pursuant to Section 4 above, Fusion shall also provide reasonable assistance to the Government of Ontario and/or FACIT (as appropriate, and at their expense) to obtain additional license right(s) as may be required in such circumstances from third party licensee(s) of Fusion Background IP and/or Arising IP, in each case which is owned by Fusion.

Schedule C to Amended and Restated Investors’ Rights Agreement

EXHIBIT A

PFIC ANNUAL INFORMATION STATEMENT

1. This Information Statement is for the taxable year of [____________] (the “Company”) beginning on January 1, 20 and ending on December 31, 20 (the “Taxable Year”) and is issued to _____ (“Investor”).

2. For the Taxable Year the Company:

                 was a passive foreign investment company (“PFIC”).

                 was not a PFIC.

3. The Investor’s pro-rata share of the Company’s ordinary earnings and net capital gain (as determined under U.S. federal income tax principles) for the Taxable Year follows:

Ordinary Earnings:                      Net Capital Gain:

4. The amount of cash and fair market value of other property distributed or deemed distributed by the Company to the Investor during the Taxable Year was

Cash: U.S. $

Fair Market Value of Property: U.S. $

5. Company will permit Investor and its direct and indirect owners to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.]1

Date: [                , 20    ]

FUSION PHARMACEUTICALS INC.

By:

Title: [●]

[1]	The information and statements in paragraphs 3-5 do not need to be provided with respect to any taxable year for which the Company checks the “was not a PFIC” line in paragraph 2 above.

Exhibit A to Amended and Restated Investors’ Rights Agreement

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (the “Adoption Agreement”) is executed on ______________, 20__, by the undersigned (“Holder”) pursuant to the terms of that certain Amended and Restated Investors’ Rights Agreement dated as of February 22, 2017 (the “Agreement”), by and among Fusion Pharmaceuticals Inc. (the “Company”), Fusion Pharmaceuticals (Ireland) Limited (“Fusion Ireland”) and certain of its shareholders, as such Agreement may be amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1	Acknowledgement. Holder acknowledges that Holder is acquiring certain shares in the capital of the Company (the “Shares”), for one of the following reasons (Check the correct box):

☐	in accordance with Section 4.1 of the Agreement, in which case Holder will be an “Investor” for all purposes of the Agreement.

☐	in accordance with Section 7.1 of the Agreement, in which case Holder will be an “Investor” for all purposes of the Agreement.

1.2

Agreement. Holder hereby (a) agrees that the Shares, and any other shares in the capital of the Company and Fusion Ireland required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3	Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or email address listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:
By:
FUSION PHARMACEUTICALS INC.
Name and Title of Signatory
Address:	By:
Title:
Email Address:

Exhibit B to Amended and Restated Investors’ Rights Agreement

Signed for and on behalf of FUSION PHARMACEUTICALS (IRELAND) LIMITED

By:
Name:

In the presence of:
Witness signature

Address:

Occupation:

Exhibit B to Amended and Restated Investors’ Rights Agreement